UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement
[ ] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to Section 240.14a-11(c) or Section
      240.14a-12

        INTEGRA LIFESCIENCES HOLDINGS CORPORATION
--------------------------------------------------------------------------------
        (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
        (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1) Title of each class of securities to which transaction applies:

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   (2) Aggregate number of securities to which transaction applies:

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   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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   (4) Proposed maximum aggregate value of transaction:

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   (5) Total fee paid:

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[ ] Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1) Amount previously paid:

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   (2) Form, Schedule or Registration Statement No.:

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   (3) Filing Party:

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   (4) Date Filed:

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



311 ENTERPRISE DRIVE
PLAINSBORO, NEW JERSEY 08536
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 17, 2006

       To the Stockholders of Integra LifeSciences Holdings Corporation:

         NOTICE IS HEREBY GIVEN that the 2006 Annual Meeting of Stockholders (the "Meeting") of Integra LifeSciences Holdings Corporation (the "Company") will be held as, and for the purposes, set forth below:

TIME                         9:00 a.m. local time on Wednesday, May 17, 2006

PLACE                        Holiday Inn Hotel
                             100 Independence Way
                             Princeton, New Jersey 08540

ITEMS OF BUSINESS            1.   To elect six directors of the Company to
                                  serve until the next annual meeting of
                                  stockholders and until their successors are duly elected and qualified.

                             2.   To ratify the appointment of
                                  PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the current fiscal year.

                             3. To act upon any other matters properly coming before the meeting or any adjournment or postponement thereof.

RECORD DATE                  Holders of record of the Company's common stock at
                             the close of business on April 5, 2006 are entitled to notice of, and to vote at, the Meeting and any adjournment or postponement thereof. A complete list of stockholders entitled to vote at the Meeting will be available for inspection by any stockholder for any purpose germane to the Meeting for ten days prior to the Meeting during ordinary business hours at the Company's headquarters located at 311 Enterprise Drive, Plainsboro, New Jersey.

ANNUAL REPORT                The 2005 Annual Report of Integra LifeSciences
                             Holdings Corporation is being mailed simultaneously herewith. The Annual Report is not to be considered part of the proxy solicitation materials.

IMPORTANT                    In order to avoid additional soliciting expense to
                             the Company, please MARK, SIGN, DATE and MAIL your proxy PROMPTLY in the return envelope provided, even if you plan to attend the Meeting. If you attend the Meeting and wish to vote your shares in person, arrangements will be made for you to do so.

                                      By order of the Board of Directors,


Plainsboro, New Jersey                /s/ John B. Henneman, III
April 12, 2006                        ----------------------------
                                      John B. Henneman, III
                                      Executive Vice President, Chief
                                      Administrative Officer and Secretary

                    INTEGRA LIFESCIENCES HOLDINGS CORPORATION
                              311 ENTERPRISE DRIVE
                          PLAINSBORO, NEW JERSEY 08536
                               ------------------
                                 PROXY STATEMENT
                               ------------------
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 17, 2006


PURPOSE OF MEETING

         We are providing this Proxy Statement to holders of our common stock in connection with the solicitation by the Board of Directors of Integra LifeSciences Holdings Corporation (the "Company") of proxies to be voted at the Company's 2006 Annual Meeting of Stockholders (the "Meeting") and at any adjournments or postponements thereof. The Meeting will begin at 9:00 a.m. local time on Wednesday, May 17, 2006 at the Holiday Inn Hotel, 100 Independence Way, Princeton, New Jersey. We are first mailing this Proxy Statement, the Notice of Annual Meeting of Stockholders and the form of proxy to stockholders of the Company on or about April 12, 2006.

         At the Meeting, we will ask the stockholders of the Company to consider and vote upon:

           (i) the election of six directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified (see "Proposal 1. Election of Directors"); and

           (ii) the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the current fiscal year (see "Proposal 2. Ratification of Independent Registered Public Accounting Firm").


         We know of no other matters that will be presented for consideration at the Meeting. If any other matters are properly presented at the Meeting or any postponement or adjournment thereof, the persons named in the enclosed proxy will have authority to vote on such matters in accordance with their best judgment.

RECORD DATE

         As of April 5, 2006, the record date for the Meeting, 28,503,798 shares of our common stock were outstanding. Only holders of record of our common stock as of the close of business on the record date are entitled to notice of, and to vote at, the Meeting or at any adjournment or postponement thereof.

VOTING AND REVOCABILITY OF PROXIES

         Each share of our common stock entitles the holder of record thereof to one vote. Each stockholder may vote in person or by proxy on all matters that properly come before the Meeting and any adjournment or postponement thereof. The presence, in person or by proxy, of stockholders entitled to vote a majority of the shares of common stock outstanding on the record date will constitute a quorum for purposes of voting at the Meeting. Shares abstaining from voting, shares for which voting authority is withheld and shares present but not voting, including broker non-votes, are counted as "present" for purposes of determining the existence of a quorum. Broker non-votes are shares held by a broker or nominee for which an executed proxy is received by the Company, but which are not voted as to one or more proposals because instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power to vote such shares.

         If we fail to obtain a quorum for the Meeting or a sufficient number of votes to approve a proposal, we may adjourn the Meeting for the purpose of obtaining additional proxies or votes or for any other purpose. At any subsequent reconvening of the Meeting, all proxies will be voted in the same manner as they would have been voted at the original Meeting (except for any proxies that have theretofore effectively been revoked or withdrawn). Proxies voting against a proposal set forth herein will not be used to adjourn the Meeting to obtain additional proxies or votes with respect to such proposal.

         The Board of Directors is soliciting the enclosed proxy for use in connection with the Meeting and any postponement or adjournment thereof. All properly executed proxies received prior to or at the Meeting or any postponement or adjournment thereof and not revoked in the manner described below will be voted in accordance with the instructions indicated on such proxies. In the election of directors, you may vote "FOR" all of the nominees or you may vote "WITHHOLD AUTHORITY" with respect to one or more of the nominees. For the other proposal, you may vote "FOR," "AGAINST" or "ABSTAIN." If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board of Directors.

         You may revoke your proxy by (a) delivering to the Secretary of the Company at or before the Meeting a written notice of revocation bearing a later date than the proxy, (b) duly executing a subsequent proxy relating to the same shares of common stock and delivering it to the Secretary of the Company at or before the Meeting or (c) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be delivered at or prior to the Meeting to: Integra LifeSciences Holdings Corporation, 311 Enterprise Drive, Plainsboro, New Jersey 08536, Attention: Executive Vice President, Chief Administrative Officer and Secretary. Beneficial owners of our common stock who are not holders of record and wish to revoke their proxy should contact their bank, brokerage firm of other custodian, nominee or fiduciary to inquire about how to revoke their proxy.

         We will bear all expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement. In addition to solicitation by use of the mail, proxies may be solicited by telephone, telegraph or personally by our directors, officers and employees, who will receive no extra compensation for their services. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy soliciting materials to beneficial owners of shares of common stock.

                        PROPOSAL 1. ELECTION OF DIRECTORS

         The Board of Directors has nominated six persons for election as directors whose terms will expire at the 2007 Annual Meeting of Stockholders and when their successors are elected and qualified: Keith Bradley, Ph.D., Richard
E. Caruso, Ph.D., Stuart M. Essig, Christian S. Schade, James M. Sullivan and Anne M. VanLent, each of whom, except Mr. Schade, are currently directors of the Company.

         If any nominee should be unable to serve as director, an event not now anticipated, the shares of common stock represented by proxies would be voted for the election of such substitute as the Board of Directors may nominate. Set forth below is certain information with respect to the persons nominated as directors of the Company. See "Principal Stockholders" for information regarding the security holdings of our director nominees. In accordance with applicable rules, no information is presented regarding Dr. David C. Auth, a current director who previously notified the Board of Directors that he would not stand for re-election at the Meeting.

         KEITH BRADLEY, PH.D. has been a director of the Company since 1992. Between 1996 and 2003, he was a director of Highway Insurance plc, a London Stock Exchange corporation, and has been a consultant to a number of business, government and international organizations. Dr. Bradley was formerly a visiting professor at the Harvard Business School, Wharton and UCLA, a visiting fellow at Harvard's Center for Business and Government and a professor of international management and management strategy at the Open University and Cass London Business Schools. Dr. Bradley has taught at the London School of Economics and was the director of the School's Business Performance Group for more than six years. He received B.A., M.A. and Ph.D. degrees from British universities. Dr. Bradley is 61 years old.

         RICHARD E. CARUSO, PH.D. founded the Company in 1989 and has served as the Company's Chairman since March 1992. Dr. Caruso is currently a member of The Provco Group, a venture and real estate investment company, and an advisor to Quaker BioVentures, a medical venture capital financial investor. Dr. Caruso served as the Company's Chief Executive Officer from March 1992 to December 1997 and also as the Company's President from September 1995 to December 1997. From 1969 to 1992, Dr. Caruso was a principal of LFC Financial Corporation, a project finance company, where he was also a director and Executive Vice President. Dr. Caruso is on the Board of Susquehanna University, The Baum School of Art and The Uncommon Individual Foundation (Founder). He received a B.S. degree from Susquehanna University, an M.S.B.A. degree from Bucknell University and a Ph.D. degree from the London School of Economics, University of London (United Kingdom). Dr. Caruso is 62 years old.

         STUART M. ESSIG has served as President and Chief Executive Officer and as a director of the Company since December 1997. Prior to joining the Company, Mr. Essig supervised the medical technology practice at Goldman, Sachs & Co. as a managing director. Mr. Essig had ten years of experience at Goldman Sachs serving as a senior merger and acquisitions advisor to a broad range of domestic and international medical technology, pharmaceutical and biotechnology clients. Mr. Essig received an A.B. degree from the Woodrow Wilson School of Public and International Affairs at Princeton University and an M.B.A. and a Ph.D. degree in Financial Economics from the University of Chicago, Graduate School of Business. Mr. Essig also serves as a director of St. Jude Medical Corporation, Zimmer Holdings, Inc. and ADVAMED, the Advanced Medical Technology Association. Mr. Essig is 44 years old.

         CHRISTIAN S. SCHADE has been the Senior Vice President, Finance and Administration, and Chief Financial Officer of Medarex, Inc. since 2000. From 1992 to 2000, Mr. Schade was a Managing Director of Merrill Lynch & Co. Mr. Schade received an A.B. degree from Princeton University and an M.B.A. degree from the Wharton School of the University of Pennsylvania. Mr. Schade is 45 years old.

         JAMES M. SULLIVAN has been a director of the Company since 1992. Since 1986, he has held several positions with Marriott International, Inc. (and its predecessor, Marriott Corp.), including Vice President of Mergers and Acquisitions, and his current position as Executive Vice President of Lodging Development. From 1983 to 1986, Mr. Sullivan was Chairman, President and Chief Executive Officer of Tenly Enterprises, Inc., a privately held company operating 105 restaurants. Prior to 1983, he held senior management positions with Marriott Corp., Harrah's Entertainment, Inc., Holiday Inns, Inc., Kentucky Fried Chicken Corp. and Heublein, Inc. He also was employed as a senior auditor with Arthur Andersen & Co. and served as a director of Classic Vacation Group, Inc. until its acquisition by Expedia, Inc. in March 2002. Mr. Sullivan received a B.S. degree in Accounting from Boston College and an M.B.A. degree from the University of Connecticut. Mr. Sullivan is 62 years old.

         ANNE M. VANLENT has been a director of the Company since 2004. She has been Executive Vice President and Chief Financial Officer of Barrier Therapeutics, Inc., a publicly-traded pharmaceutical company that develops dermatology products, since May 2002. Prior to joining Barrier Therapeutics, Ms. VanLent served as a principal of the Technology Compass Group, LLC, a healthcare/technology consulting firm, since she founded it in October 2001. From July 1997 to October 2001, she was the Executive Vice President--Portfolio Management for Sarnoff Corporation, a multidisciplinary research and development firm. Ms. VanLent also currently serves as a director of Penwest Pharmaceuticals Co., a Nasdaq-listed company. Ms. VanLent received a B.A. degree in Physics from Mount Holyoke College. Ms. VanLent is 58 years old.

Required Vote for Approval and Recommendation of the Board of Directors

         Directors are to be elected by the affirmative vote of the holders of a plurality of the votes cast. Cumulative voting in the election of directors is not permitted. If a proxy is marked as "WITHHOLD AUTHORITY," the shares represented by such proxy will not be voted with respect to the director or directors indicated and will have no effect on the outcome of this proposal. Broker non-votes will have no effect on the outcome of this proposal.

 THE BOARD OF DIRECTORS HEREBY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY
             VOTE "FOR" THE ELECTION OF EACH NOMINEE FOR DIRECTOR.



INFORMATION CONCERNING MEETINGS AND CERTAIN COMMITTEES

         The Board of Directors held five regularly scheduled and three special meetings during 2005. The Company's independent directors meet at least twice a year in executive session without management present. The Board of Directors has determined that all of the Company's directors, except for Mr. Essig, are independent, as defined by the applicable Nasdaq National Market listing standards.

          The Company has standing Audit, Nominating and Corporate Governance, and Compensation Committees of its Board of Directors. Each committee operates pursuant to a written charter. Copies of these charters are available on our website at www.integra-LS.com through the "Investors Relations" link under the heading "Corporate Governance." During 2005, each incumbent director attended in person or by conference telephone at least 75% of the total number of meetings of the Board of Directors and of each committee of the Board of Directors on which he or she served.

         Audit Committee. The Audit Committee is comprised of Dr. Bradley (chair), Mr. Sullivan and Ms. VanLent, and it met six times in 2005. The purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. The Board of Directors has determined that all of the members of the Audit Committee are independent within the meaning of the rules of the Securities and Exchange Commission and the applicable Nasdaq National Market listing standards. The Board of Directors has also determined that Dr. Bradley,

Mr. Sullivan and Ms. VanLent are "audit committee financial experts," as defined under Item 401(h) of Regulation S-K, and that each of them are "financially sophisticated" in accordance with Nasdaq National Market listing standards .

         Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is comprised of Dr. Caruso (chair), Dr. Bradley and Mr. Sullivan, and it met four times in 2005. The purpose of the Nominating and Corporate Governance Committee is to assist the Board of Directors in the identification of qualified candidates to become directors, the selection of nominees for election as directors at the stockholders meeting, the selection of candidates to fill any vacancies on the Board of Directors, the development and recommendation to the Board of Directors of a set of corporate governance guidelines and principles applicable to the Company, the oversight of the evaluation of the Board of Directors and otherwise taking a leadership role in shaping the corporate governance of the Company. The Board of Directors has determined that all of the members of the Nominating and Corporate Governance Committee are independent, as defined by the applicable Nasdaq National Market listing standards.

         When considering a candidate for nomination as a director, the Nominating and Corporate Governance Committee may consider, among other things it deems appropriate, the candidate's personal and professional integrity, ethics and values, experience in corporate management and a general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today's business environment, experience in the Company's industry and with relevant social policy concerns, experience as a board member of another publicly held company, academic expertise in an area of the Company's operations, and practical and mature business judgment, including the ability to make independent analytical inquiries. The Nominating and Corporate Governance Committee applies the same criteria to nominees recommended by stockholders that it does to other new nominees.

         Mr. Schade's nomination for election to the Board of Directors was recommended by Mr. Essig.

         The Nominating and Corporate Governance Committee will consider stockholder nominated candidates for director provided that the nominating stockholder identifies the candidate's principal occupation or employment, the number of shares of the Company beneficially owned by such candidate, a description of all arrangements or understandings between the nominating stockholder and such candidate and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, detailed biographical data and qualifications and information regarding any relationships between the candidate and the Company within the past three years, and any other information relating to such nominee that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended.

         A stockholder's recommendation must also set forth the name and address, as they appear on the Company's books, of the stockholder making such recommendation, the class and number of shares of the Company beneficially owned by the stockholder and the date the stockholder acquired such shares, any material interest of the stockholder in such nomination, any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Exchange Act, in its capacity as a proponent of a stockholder proposal, and a statement from the recommending stockholder in support of the candidate, references for the candidate, and an indication of the candidate's willingness to serve, if elected. Recommendations for candidates to the Board of Directors must be submitted in writing to Integra LifeSciences Holdings Corporation, 311 Enterprise Drive, Plainsboro, New Jersey 08536, Attention:
Executive Vice President, Chief Administrative Officer and Secretary.

         Compensation Committee. The Compensation Committee is currently comprised of Dr. Auth (chair), Dr. Bradley and Ms. VanLent, and it met five times in 2005. The Compensation Committee makes decisions concerning salaries and incentive compensation, including the issuance of stock options and other equity awards, for employees and consultants of the Company. The Compensation

Committee also administers the Company's 2000, 2001 and 2003 Equity Incentive Plans, the Company's 1998 and 1999 Stock Option Plans, the Company's 1993 and 1996 Incentive Stock Option and Non-Qualified Stock Option Plans and the Company's Employee Stock Purchase Plan (collectively, the "Approved Plans"). Each member of the Compensation Committee is an "outside" director as defined in
Section 162(m) of the Internal Revenue Code of 1986, as amended, and a "non-employee" director within the meaning of Rule 16b-3 under the Exchange Act. The Board of Directors has determined that each of the members of the Compensation Committee is independent, as defined by the applicable Nasdaq National Market listing standards.

DIRECTOR ATTENDANCE AT ANNUAL MEETINGS; COMMUNICATIONS WITH DIRECTORS

         It is our policy to encourage our directors to attend the annual meeting of stockholders if it is convenient for them to do so. All six of our directors attended the 2005 Annual Meeting of Stockholders.

         Stockholders may communicate with our Board of Directors, any of its constituent committees or any member thereof by means of a letter addressed to the Board of Directors, its constituent committees or individual directors and sent care of Integra LifeSciences Holdings Corporation, 311 Enterprise Drive, Plainsboro, NJ 08536, Attention: Senior Vice President and General Counsel.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

         As compensation for their service during the one year period beginning with the Company's 2005 Annual Meeting of Stockholders, non-employee directors received a grant of options to purchase 7,500 shares of common stock, with the Chairman of the Board of Directors receiving options to purchase 10,000 shares. Directors also received an annual retainer of $40,000, payable in one of four ways, at their election: (1) in cash, (2) in restricted stock, (3) one half in cash and one half in restricted stock, or (4) in options to purchase common stock (the number of options determined by valuing the options at 25% of the fair market value of our common stock underlying the option), with a maximum of 5,000 options.

         Effective as of the Meeting, non-employee directors may elect to receive an annual equity grant of 1,875 shares of restricted stock instead of options to purchase 7,500 shares of common stock (with the Chairman of the Board of Directors being able to elect to receive 2,500 shares of restricted stock instead of options to purchase 10,000 shares of common stock). In addition, the annual retainer will be increased to $50,000, payable in one of the four ways described above.

         The Company pays reasonable travel and out-of-pocket expenses incurred by non-employee directors in connection with attendance at meetings to transact business of the Company or attendance at meetings of the Board of Directors or any committee thereof.

               PROPOSAL 2. RATIFICATION OF INDEPENDENT REGISTERED
                             PUBLIC ACCOUNTING FIRM

         The firm of PricewaterhouseCoopers LLP served as our independent registered public accounting firm for 2005 and has been selected by the Audit Committee to serve in the same capacity for 2006. The stockholders will be asked to ratify this appointment at the Meeting. The ratification of our independent registered public accounting firm by the stockholders is not required by law or our By-Laws. We have traditionally submitted this matter to the stockholders and believe that it is good practice to continue to do so.

         If stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

         During fiscal year 2005, PricewaterhouseCoopers LLP not only provided audit services, but also rendered other services, including tax and acquisition-related due diligence services.

         The following table sets forth the aggregate fees billed or expected to be billed by PricewaterhouseCoopers LLP and affiliated entities for audit and non-audit services (as well as all "out-of-pocket" costs incurred in connection with these services) and are categorized as Audit Fees, Audit-Related Fees and Tax Fees. The nature of the services provided in each such category is described following the table.


                                                     Actual Fees (in thousands)

                                                      2005              2004
                                                      ----              ----
Audit Fees ..................................       $1,274            $1,060
Audit-Related Fees ..........................          334               599
Total Audit and Audit-Related Fees ...               1,608            $1,659

Tax Fees ....................................          499               554
                                                       ---               ---
Total Fees ..................................       $2,107            $2,213


         The nature of the services provided in each of the categories listed above is described below:

         Audit Fees -- Consists of professional services rendered for the integrated audit of the consolidated financial statements of the Company, management's assessment of internal control over financial reporting, quarterly reviews, statutory audits, consents, and assistance with and review of documents filed with the Securities and Exchange Commission.

         Audit-Related Fees -- Consists of services related to an employee benefits plan audit, financial due diligence and accounting consultations in connection with proposed acquisitions and consultations concerning financial accounting and reporting standards. The 2004 amount includes a pre-implementation review with respect to a new enterprise business system.

         Tax Fees -- Consists of tax compliance (review and preparation of corporate tax returns, assistance with tax audits, review of the tax treatment for certain expenses, extra-territorial income analysis, transfer pricing documentation for compliance purposes and tax due diligence relating to acquisitions) and state and local tax planning and consultations with respect to various domestic and international tax planning matters.

         No other fees were incurred to PricewaterhouseCoopers LLP during 2004 or 2005.

         All fees described above were approved by the Audit Committee.

Pre-Approval of Audit and Non-Audit Services

         Under the Audit Committee Charter, the Audit Committee must pre-approve all audit and non-audit services provided by the independent registered public accounting firm. The policy, as described below, sets forth the procedures and conditions for such pre-approval of services to be performed by the independent registered public accounting firm.

         Management submits requests for approval in writing to the Audit Committee, which meets to discuss such requests and to approve or decline to approve the requests. Audit Committee pre-approval of audit and non-audit services is not required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Audit Committee regarding the Company's engagement of the independent registered public accounting firm, provided the policies and procedures are detailed as to the particular service, the Audit Committee is informed of each service provided and such policies and procedures do not include delegation of the Audit Committee's responsibilities under the Exchange Act to the Company's management.

         The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant pre-approvals, provided such approvals are presented to the Audit Committee at a subsequent meeting. If the Audit Committee elects to establish pre-approval policies and procedures regarding non-audit services, the Audit Committee must be informed of each non-audit service provided by the independent registered public accounting firm. Audit Committee pre-approval of non-audit services (other than review and attest services) also will not be required if such services fall within available exceptions established by the Commission.

         The Audit Committee has determined that the rendering of the services other than audit services by PricewaterhouseCoopers LLP is compatible with maintaining PricewaterhouseCoopers LLP's independence.

         Representatives of PricewaterhouseCoopers LLP are expected to be present at the Meeting and will be allowed to make a statement if they wish. Additionally, they will be available to respond to appropriate questions from stockholders during the Meeting.

Required Vote for Approval and Recommendation of the Board of Directors

         The affirmative vote of the holders of a majority of the shares present, in person or represented by proxy, at the Meeting and entitled to vote is required to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the current fiscal year. Abstentions will not be voted and will have the effect of a vote against this proposal. Broker non-votes will not be counted in determining the number of shares necessary for approval and will have no effect on the outcome of this proposal.

     THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS HAS ADOPTED A RESOLUTION APPROVING THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP. THE BOARD OF
  DIRECTORS HEREBY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S
            INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2006.

                             EXECUTIVE COMPENSATION

         The following table sets forth certain information for the Company's last three fiscal years concerning the annual, long-term and other compensation of the chief executive officer of the Company and each of the Company's four highest paid executive officers during 2005 (collectively, the "Named Officers"):

                                                                Summary Compensation Table
                                                    Annual Compensation             Long-Term Compensation Awards
                                           -------------------------------------- ----------------------------------
Name and Principal Position                  Year    Salary       Other Annual      Restricted        Securities          Other
                                                                 Compensation($)   Stock Awards       Underlying      Compensation
                                                        ($)            (1)              ($)        Options (#) (2)       ($) (3)
------------------------------------------ --------- ----------- ---------------- ---------------- ----------------- ---------------

Stuart M. Essig                              2005       450,000        --               --              200,000           2,477
     President and Chief Executive           2004       400,000        --        23,535,000 (5)         475,000           5,350
     Officer                                 2003       402,821        --               --               45,000           5,150

John B. Henneman, III                        2005       400,000        --               --              107,500           6,998
     Executive Vice President, Chief         2004       356,881        --               --               70,000           2,600
     Administrative Officer and Secretary    2003       297,132        --               --               45,000           2,400

Gerard S. Carlozzi                           2005       350,000        --               --              107,500           4,198
     Executive Vice President and Chief      2004       306,371        --               --               70,000          17,586
     Operating Officer (4)                   2003        80,769        --               --              105,000              --

Robert D. Paltridge                          2005       215,000      43,500             --                7,500           2,800
     Senior Vice President, Global Sales     2004       184,712      55,298             --               32,500           2,600
                                             2003       181,270      76,123             --               20,000           2,400

David B. Holtz                               2005       230,769        --           240,098 (6)               0           6,967
     Senior Vice President, Finance          2004       199,712        --               --               48,500           2,397
                                             2003       188,998      40,000             --                7,000           2,268

(1) The amounts reported in this column for Mr. Paltridge represent compensation that is based upon the sales of certain products and meeting certain corporate objectives. The amounts reported correspond to the years in which the compensation was earned, although the fourth quarter compensation is not paid until the beginning of the following year. The amount reported in this column in 2003 for Mr. Holtz represents compensation associated with his assumption of responsibility for the Company's European operations. All perquisites and other personal benefits received from the Company by Named Officers were less than the reporting thresholds established by the Commission (the lesser of $50,000 or 10% of the individual's annual salary and bonus)

(2) The securities underlying annual option grants approved by the Board of Directors in December 2003 and made in January 2004 are included in this column for 2004 and not 2003. Such grants had historically been made in the year in which they are approved. The number of securities underlying such grants for each of the named officers was 25,000 for Mr. Essig, 25,000 for Mr. Henneman, 25,000 for Mr. Carlozzi, 15,000 for Mr. Paltridge and 20,000 for Mr. Holtz.

(3) The amounts reported in this column consist of the Company's matching contributions to its 401(k) Plan for all officers other than Mr. Carlozzi. The amounts reported in this column for Mr. Essig during 2003 and 2004 also include $2,750 in life insurance premiums paid by the Company. The amount reported in this column for Mr. Carlozzi in 2004 consists of reimbursement of moving expenses. Of the amounts reported in this column for Mr. Carlozzi, Mr. Henneman and Mr. Holtz in 2005, $4,198 consists of reimbursement of attorney's fees in connection with the negotiation of their employment agreements.

(4)  Mr. Carlozzi began his employment with the Company in October 2003.

(5) The amount represents the 750,000 Restricted Units granted to Mr. Essig on July 27, 2004. On such date, the closing price of the Company's common stock was $31.38 per share. The terms of these Restricted Units are described herein under the heading "Employment Agreements." As of December 31, 2005, Mr. Essig held Restricted Units that entitled him to receive an aggregate of 2,000,000 shares of common stock, which holdings include 1,250,000 Restricted Units granted in 2000. Based on the closing price of the Company's common stock of $35.46 per share on December 30, 2005 (the last trading day of 2005), Mr. Essig's Restricted Units had an aggregate value of $70,920,000 as of December 31, 2005. 750,000 of shares of common stock underlying the Restricted Units granted in 2000 were delivered on January 3, 2006; the remaining 500,000 shares are deliverable on March 4, 2008. Dividends will be paid on Mr. Essig's Restricted Units to the extent they are paid on the common stock.

(6) The amount represents the 6,750 shares of restricted stock granted to Mr. Holtz on December 19, 2005. On such date, the closing price of the Company's common stock was $35.57 per share. These shares vest in full on December 31, 2006, and Mr. Holtz has the right to receive dividends on these shares. Based on the closing price of the Company's common stock of $35.46 per share on December 30, 2005 (the last trading day of 2005), Mr. Holtz's restricted stock had an aggregate value of $239,355 as of December 31, 2005.

                                                       Option Grants In Last Fiscal Year

         The following tables set forth certain information concerning stock options granted to Named Officers during 2005.

                                                                                                      Potential Realizable Value
                                                                                                      at Assumed Annual Rates of
                                                                                                       Stock Price Appreciation
                                                       Individual Grants                                   for Option Term
                             ----------------------------------------------------------------------- -----------------------------
                                  Number of        Percent of Total
                                 Securities       Options Granted to    Exercise
                             Underlying Options      Employees in       Price Per
Name                           Granted (#) (1)    Fiscal Year (%) (2)   Share ($)   Expiration Date     5% ($)         10% ($)
---------------------------- -------------------- -------------------- ------------ ---------------- -------------- --------------

Stuart M. Essig                       200,000               18.4            35.57         12/19/15    4,473,956      11,337,884


John B. Henneman, III                   7,500                0.7            38.72         02/01/11       98,764         224,061
                                      100,000                9.2            30.25         07/26/11    1,028,789       2,333,972


Gerard S. Carlozzi                      7,500                0.7            38.72         02/01/11       98,764         224,061
                                      100,000                9.2            30.25         07/26/11    1,028,789       2,333,972


Robert D. Paltridge                     7,500                0.7            33.48         11/01/11       85,398         193,739


David B. Holtz                              0                0                N/A              N/A          N/A             N/A


(1) Such options were granted with an exercise price equal to the fair market value of the Company's common stock on the grant date, are nontransferable and vest over a period of four years.

(2) The Company granted options to employees to purchase an aggregate of 1,089,425 shares of common stock during 2005.


               Aggregated Option Exercises In Last Fiscal Year And
                          Fiscal Year-End Option Values

         The following tables set forth certain information for each Named Officer with regard to stock options exercised during 2005 and stock options held by them at December 31, 2005.

                                 Shares                        Number of Securities Underlying     Value of Unexercised In-the-Money
                                Acquired          Value       Unexercised Options At Fiscal Year                Options At
                                   On          Realized ($)                 End (#)                      Fiscal Year End ($) (2)
                                                              -------------------------------- -------------------------------------
Name                          Exercise (#)         (1)         Exercisable      Nonexercisable       Exercisable      Nonexercisable
---------------------------- ---------------- --------------- ---------------- ------------------ -----------------  ---------------
Stuart M. Essig                  3,095            100,727           498,411          533,532            8,315,791          1,052,449
John B. Henneman, III           39,790          1,179,942           260,584          173,978            2,935,975            981,331
Gerard S. Carlozzi                   0                  0            85,103          197,397              569,439          1,010,711
Robert D. Paltridge             30,130            956,352            56,551           37,264              779,918            235,464
David B. Holtz                  18,789            345,474           104,291           37,003              984,732            196,081

(1) Calculated on the basis of the fair market value of the underlying securities at the exercise date minus the exercise price.

(2) In-the-money options are those in which the fair market value of the underlying securities exceeds the exercise price of the option. Value is calculated on the basis of the fair market value of the underlying securities on December 31, 2005 minus the exercise price. The closing price of the Company's common stock on December 30, 2005 (the last trading day of 2005) was $35.46 per share.

Employment Agreements

         Stuart M. Essig, the Company's President and Chief Executive Officer, entered into a Second Amended and Restated Employment Agreement with the Company in July 2004 that extended the term of his employment with the Company as its President and Chief Executive Officer through December 31, 2009. The Second Amended and Restated Employment Agreement supersedes Mr. Essig's prior employment agreement with the Company dated December 2000.

         The employment agreement is for an initial term through December 31, 2009 and automatically extends on December 31, 2009 and on each subsequent one-year anniversary thereof for one year unless the Company or Mr. Essig provides written notice of termination at least six months prior to the expiration of the then-current term. Mr. Essig's initial annual base salary under the employment agreement was $400,000. The employment agreement provides that Mr. Essig's base salary will increase in each year thereafter by at least $50,000 plus such increases, if any, as may be established by the Company's Board of Directors. His base salary for 2006 is $500,000. Mr. Essig is eligible to have a target performance bonus of not less than one hundred percent (100%) of his base salary, based upon the satisfaction of certain performance goals established by the Company's Board of Directors or the Compensation Committee. Mr. Essig is also entitled to participate in the Company's medical, disability, pension and other employee benefit plans and programs maintained from time to time by the Company for the benefit of its senior executives.

         If Mr. Essig's employment with the Company is terminated by the Company for a reason other than death, disability or cause or Mr. Essig terminates employment with the Company for good reason, the Company will pay to him a lump sum cash severance amount equal to the sum of all amounts (including base salary, bonuses, expense reimbursement) accrued as of the date of termination and his annual base salary (including the minimum increases provided therein) during the remainder of the then-current term of employment. In addition, the Company will continue to maintain and provide to Mr. Essig, his spouse and his dependents for the remaining balance of the term of employment medical, dental, hospitalization and other health care benefits and life insurance programs of the Company in which Mr. Essig, his spouse and his dependents were participating immediately prior to the date of such termination at the level in effect and upon substantially the same terms and conditions (including without limitation contributions required by Mr. Essig for such benefits) as existed immediately prior to the date of termination. Such benefits shall terminate upon the date or dates Mr. Essig receives equivalent coverage and benefits that do not include waiting period or pre-existing condition limitations, under the plans and programs of a subsequent employer.

         If Mr. Essig dies during the term of his employment agreement, the Company will pay his estate all amounts accrued as of the date of his death and a lump sum equal to one times his annual base salary. In addition, to the extent permitted by the Company's benefit plans and programs in effect on the date of his death, the Company shall also provide Mr. Essig's spouse and dependents, at the same cost charged to Mr. Essig immediately prior to his death, with continued medical, dental, hospitalization and other health care benefits (subject to continued contribution, if any, required by his spouse and dependents for such benefits) for a period of one year from his death. Upon Mr. Essig's death, all stock options held by him shall immediately vest (to the extent not already vested) and shall be exercisable until one year following his death, but in no event beyond their respective original expiration dates. As promptly as practicable following Mr. Essig's death, but in no event later than the first business day of the calendar year following the calendar year in which his death occurs (or, if later, 90 days following his death), all Unit Shares (defined below) shall be distributed to Mr. Essig's estate (to the extent not previously delivered to him).

         The employment agreement further provides that the Company generally will reimburse, or "gross-up," Mr. Essig on an after-tax basis for any excise tax liability imposed by Section 4999 of the Internal Revenue Code, or any corresponding provisions of state or local tax laws, or any interest or penalties incurred by Mr. Essig with respect to such excise tax such that after payment by Mr. Essig of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and excise tax imposed upon the gross-up payment, Mr. Essig retains an amount of the gross-up payment equal to the excise tax imposed upon the payments that result in such excise taxes. Section 280G of the Internal Revenue Code provides that if payments of compensation that are contingent on a change in control exceed three times an employee's "base amount" (his average annual compensation during certain prior years), they will constitute "parachute payments," and the excess of such parachute payments over such base amount generally will constitute "excess parachute payments." Such excess parachute payments are nondeductible by the employer and are subject to a 20% excise tax under Section 4999 of the Internal Revenue Code payable by the employee.

         The employment agreement provides that during the term of this agreement, and for the two year period after Mr. Essig's termination of employment with the Company, Mr. Essig will be subject to certain covenants not to compete against the Company.

         At the time of the extension of the term of Mr. Essig's employment pursuant to the employment agreement, the Company granted Mr. Essig (i) a non-qualified stock option to purchase 250,000 shares of the Company's common stock under the Company's 2003 Equity Incentive Plan and (ii) 750,000 "Restricted Units" under the Company's 2003 Equity Incentive Plan in the form of contract stock. Under the employment agreement, the Company is also required to make an annual stock option grant to Mr. Essig to purchase between 100,000 and 200,000 shares of common stock under the Company's then current stock option plan. The number of shares underlying the options will be determined by the Compensation Committee based upon performance for the preceding 12 month period.

         Each stock option granted to Mr. Essig (each, an "Option") shall have a ten-year term and shall have an exercise price equal to the closing price of the Company's common stock on the Nasdaq National Market on the date of the grant. Each Option will vest and become exercisable with respect to one fourth of the shares granted on the one year anniversary of the grant date and, assuming the continuation of Mr. Essig's employment with the Company, each Option will vest and become exercisable with respect to 1/36th of the remaining shares on the first business day of each following month. In the event of a (i) "change in control" of the Company (as defined in the employment agreement) or (ii) the termination of Mr. Essig's employment with the Company (a) by the Company without "cause" (as defined in the employment agreement) or (b) by Mr. Essig for "good reasons" (as defined in the employment agreement), the Options shall vest and become exercisable immediately. Options may not be transferred by Mr. Essig other than by will or by the laws of descent and distribution.

         Under the Contract Stock/Restricted Units Agreement governing the Restricted Units, the Company issued to Mr. Essig a fully vested equity-based signing award bonus in the form of 750,000 restricted units (the "Restricted Units") in July 2004. Each Restricted Unit represents the right to receive one share of the Company's common stock. The shares of the Company's common stock underlying the Restricted Units ("Unit Shares") generally will be delivered to Mr. Essig on the first business day following his termination of employment or retirement, or earlier if a change in control of the Company occurs, or Mr. Essig becomes subject to taxation on any Restricted Units before the scheduled delivery date (or deferral date, if applicable). However, unless previously delivered, if Mr. Essig's employment with the Company is terminated for cause or Mr. Essig voluntarily leaves his employment with the Company prior to December 31, 2009 (other than for good reasons or due to disability), then the Unit Shares will not be distributed to Mr. Essig until the first business day of the calendar year 2017. Additionally, Mr. Essig has a one-time right to defer the delivery of the Unit Shares so long as such election is (a) made at least 12 months prior to the otherwise applicable delivery date and (b) the deferral delivery date is at least five years beyond the scheduled delivery date, but not beyond June 30, 2029.

         The Company has also granted Mr. Essig registration rights requiring the Company to file a "shelf" registration statement at Mr. Essig's request that will provide for the registration and sale on a continuous or delayed basis of the shares of common stock underlying the Options and the Restricted Units.

         John B. Henneman, III, the Company's Executive Vice President, Chief Administrative Officer and Secretary, entered into an Amended and Restated Employment Agreement with the Company in December 2005 that replaced his October 2003 employment agreement. The employment agreement extends Mr. Henneman's term of employment with the Company through January 3, 2009, with an automatic extension of the term of employment for consecutive one year periods unless the Company or Mr. Henneman provides notice that it or he elects not to extend the term. The employment agreement provides for an initial annual base salary of $420,000, which is subject to adjustment at an annual review. In addition, Mr. Henneman will have a target bonus opportunity of 40% of his base salary. Mr. Henneman is also eligible to participate in the Company's employee benefit plans, stock-based plans and any other plans and benefits covering executives of the Company.

         Mr. Henneman's employment agreement provided for an award to Mr. Henneman of 100,000 shares of the Company's common stock, subject to restrictions and forfeiture. These shares will be issued to Mr. Henneman on January 3, 2009 if the Company's sales in 2006, 2007 or 2008 are greater than sales in 2005. The shares will be issued earlier if the Company experiences a change in control or Mr. Henneman's employment is terminated without cause, for good reason, disability or death. The employment agreement also provides that all equity compensation grants made to Mr. Henneman by the Compensation Committee will fully vest upon the occurrence of a change in control of the Company or if Mr. Henneman's employment with the Company is terminated without cause, for good reason, disability or death. In addition, if the term of the employment agreement is not renewed, then a portion of Mr. Henneman's outstanding shares of restricted stock will be deemed to have vested as of the last day of his employment with the Company based on the number of days that he worked for the Company after the grant of restricted stock and the total number of days in the restriction period set forth in the restricted stock grant.

         If Mr. Henneman's employment with the Company is terminated by the Company for a reason other than death, disability or cause or Mr. Henneman terminates employment with the Company for good reason or because the Company does not extend the term of the employment agreement pursuant to the automatic renewal provision, the Company will pay to him a lump sum cash severance amount equal to the sum of his annual base salary as of his last day of active employment and his target bonus. In addition, the Company will continue to maintain and provide to Mr. Henneman continued participation in all group insurance, life insurance, health and accident, disability and other employee benefit plans of the Company in which he would have been entitled to participate had his employment not terminated, at no cost, for a period ending on the earlier to occur of (i) the first anniversary of his last day of employment,
(ii) the date he is employed on a full-time basis by another employer, or (iii) his death, provided the continued participation in such plan is not prohibited by the terms of the plan or for legal reasons. The employment agreement provides that, instead of the foregoing severance benefits, if within 12 months of a change in control of the Company, Mr. Henneman's employment with the Company is terminated by the Company for a reason other than death, disability or cause or he terminates employment with the Company for good reason or because the Company does not extend the term of the employment agreement pursuant to the automatic renewal provision, the Company will pay to him a lump sum cash payment equal to
2.99 times the sum of his annual base salary as of his last day of active employment and target bonus. In addition, the Company will continue to maintain and provide to Mr. Henneman continued participation in all group insurance, life insurance, health and accident, disability and other employee benefit plans of the Company in which he would have been entitled to participate in had his employment not terminated, at no cost, for a period ending on the earlier to occur of (i) the fifth anniversary of the employment agreement or (ii) his death, provided the continued participation in such plan is not prohibited by the terms of the plan or for legal reasons. All reasonable fees and expenses incurred by Mr. Henneman as a result of his termination of employment will be paid by the Company. If any payment, coverage or benefit provided to Mr. Henneman is subject to the excise tax under Section 4999 of the Internal Revenue Code, he will receive a "gross-up" payment so he would be in the same net after-tax position he would have been in had Sections 280G and 4999 not been part of the Code.

         If Mr. Henneman dies during the term of his employment agreement, the Company will pay his spouse death benefits equal to Mr. Henneman's base salary, paid in one lump sum, and his spouse and dependents will be eligible to continue to participate in the Company's health benefit plan for a period of one year from the date of Mr. Henneman's death, at no cost, provided such participation is not prohibited by the terms of the plan or for legal reasons.

         Mr. Henneman's employment agreement provides that during the term of this agreement, and for the one year period after Mr. Henneman's termination of employment with the Company, Mr. Henneman will be subject to certain covenants not to compete against the Company.

         Gerard S. Carlozzi, the Company's Executive Vice President and Chief Operating Officer, entered into an Amended and Restated Employment Agreement with the Company in December 2005 that replaced his October 2003 employment agreement. The employment agreement extends Mr. Carlozzi's term of employment with the Company through January 3, 2009, with an automatic extension of the term of employment for consecutive one year periods unless the Company or Mr. Carlozzi provides notice that it or he elects not to extend the term. The employment agreement provides for an initial annual base salary of $400,000, which is subject to adjustment at an annual review. In addition, Mr. Carlozzi will have a target bonus opportunity of 40% of his base salary, based upon the satisfaction of certain performance objectives as determined by the Compensation Committee of the Board of Directors of the Company, in its sole discretion. Mr. Carlozzi is also eligible to participate in the Company's employee benefit plans, stock-based plans and any other plans and benefits covering executives of the Company.

         Mr. Carlozzi's employment agreement provided for an award to Mr. Carlozzi of 100,000 shares of the Company's common stock, subject to restrictions and forfeiture. These shares will be issued to Mr. Carlozzi on January 3, 2009 if the Company's sales in 2006, 2007 or 2008 are greater than sales in 2005. The shares will be issued earlier if the Company experiences a change in control or Mr. Carlozzi's employment is terminated without cause, for good reason, disability or death. The employment agreement also provides that all equity compensation grants made to Mr. Carlozzi by the Compensation Committee will fully vest upon the occurrence of a change in control of the Company or if Mr. Carlozzi's employment with the Company is terminated without cause, for good reason, disability or death. In addition, if the term of the employment agreement is not renewed, then a portion of Mr. Carlozzi's outstanding shares of restricted stock will be deemed to have vested as of the last day of his employment with the Company based on the number of days that he worked for the Company after the grant of restricted stock and the total number of days in the restriction period set forth in the restricted stock grant.

         If Mr. Carlozzi's employment with the Company is terminated by the Company for a reason other than death, disability or cause or Mr. Carlozzi terminates employment with the Company for good reason or because the Company does not extend the term of the employment agreement pursuant to the automatic renewal provision, the Company will pay to him a lump sum cash severance amount equal to the sum of his annual base salary as of his last day of active employment and his target bonus. In addition, the Company will continue to maintain and provide to Mr. Carlozzi continued participation in all group insurance, life insurance, health and accident, disability and other employee benefit plans of the Company in which he would have been entitled to participate had his employment not terminated, at no cost, for a period ending on the earlier to occur of (i) the first anniversary of his last day of employment,
(ii) the date he is employed on a full-time basis by another employer, or (iii) his death, provided the continued participation in such plan is not prohibited by the terms of the plan or for legal reasons. The employment agreement provides that, instead of the foregoing severance benefits, if within 12 months of a change in control of the Company, Mr. Carlozzi's employment with the Company is terminated by the Company for a reason other than death, disability or cause or he terminates employment with the Company for good reason or because the Company does not extend the term of the employment agreement pursuant to the automatic renewal provision, the Company will pay to him a lump sum cash payment equal to
2.99 times the sum of his annual base salary as of his last day of active employment and target bonus. In addition, the Company will continue to maintain and provide to Mr. Carlozzi continued participation in all group insurance, life insurance, health and accident, disability and other employee benefit plans of the Company in which he would have been entitled to participate in had his employment not terminated, at no cost, for a period ending on the earlier to occur of (i) the fifth anniversary of the employment agreement or (ii) his death, provided the continued participation in such plan is not prohibited by the terms of the plan or for legal reasons. All reasonable fees and expenses incurred by Mr. Carlozzi as a result of his termination of employment will be paid by the Company. If any payment, coverage or benefit provided to Mr. Carlozzi is subject to the excise tax under Section 4999 of the Internal Revenue Code, he will receive a "gross-up" payment so he would be in the same net after-tax position he would have been in had Sections 280G and 4999 not been part of the Internal Revenue Code.

         If Mr. Carlozzi dies during the term of his employment agreement, the Company will pay his spouse death benefits equal to Mr. Carlozzi's base salary, paid in one lump sum, and his spouse and dependents will be eligible to continue to participate in the Company's health benefit plan for a period of one year from the date of Mr. Carlozzi's death, at no cost, provided such participation is not prohibited by the terms of the plan or for legal reasons.

         Mr. Carlozzi's employment agreement provides that during the term of this agreement, and for the one year period after Mr. Carlozzi's termination of employment with the Company, Mr. Carlozzi will be subject to certain covenants not to compete against the Company.

         Robert Paltridge, the Company's Senior Vice President, Global Sales, entered into a Severance Agreement with the Company in April 2006. The agreement terminates on May 31, 2007, but will extend 12 months beyond the date on which a change of control of the Company occurs. Under that agreement, Mr. Paltridge shall be entitled to receive a lump sum severance amount equal to his then-current base salary if, within twelve months of a change of control of the Company, (a) he terminates his employment agreement for good reason or (b) the Company terminates his employment for reasons other than cause, retirement, disability or death. Mr. Paltridge's base salary for 2006 is $250,000, is subject to annual reviews and may increase pursuant to such reviews. In addition, the Company will continue to maintain and provide to Mr. Paltridge continued participation in all group insurance, life insurance, health and accident, disability and other employee benefit plans of the Company in which he would have been entitled to participate had his employment not terminated, at no cost, for a period ending on the earlier to occur of (i) the first anniversary of his last day of employment, or (ii) his death, provided the continued participation in such plan is not prohibited by the terms of the plan or for legal reasons. If any payment or benefit provided to Mr. Paltridge would be subject to the excise tax under Section 4999 of the Internal Revenue Code, the amounts payable and the benefits provided will be reduced so that no amounts he would receive would be subject to the excise tax under Section 4999 of the Internal Revenue Code if such reduction would result in him receiving an increased amount on an after-tax basis if no reduction had occurred. All reasonable legal fees and expenses incurred by Mr. Paltridge as a result of his termination of employment in the event of a change of control of the Company will be paid by the Company. The agreement provides that during the term of this agreement, and for the one year period after Mr. Paltridge's termination of employment with the Company, Mr. Paltridge will be subject to certain covenants not to compete against the Company.

         David B. Holtz, the Company's Senior Vice President, Finance, entered into an Amended and Restated Employment Agreement with the Company in December 2005 that replaced his September 2002 employment agreement. The employment agreement extends Mr. Holtz's term of employment with the Company through December 31, 2006, with an automatic extension of the term of employment for consecutive one year periods unless the Company or Mr. Holtz provides notice that it or he elects not to extend the term. The employment agreement increased Mr. Holtz's base salary to $250,000. Mr. Holtz will have a target bonus opportunity of 30% of his base salary, as determined by the Compensation Committee of the Board of Directors of the Company, in its sole discretion. Mr. Holtz is also eligible to participate in the Company's employee benefit plans, stock-based plans and any other plans and benefits covering executives of the Company.

         Mr. Holtz's employment agreement provided for a grant 6,750 shares of restricted stock under the Company's 2003 Equity Incentive Plan on December 19, 2005. These shares will vest upon the earliest to occur of (i) a change in control of the Company, (ii) the date Mr. Holtz's employment with the Company is terminated without cause, death, for good reason or disability, or (iii) December 31, 2006.

         If Mr. Holtz's employment with the Company is terminated by the Company for a reason other than death, disability, cause or retirement or Mr. Holtz terminates employment with the Company for good reason or because the Company does not extend the term of the employment agreement pursuant to the automatic renewal provision, the Company will pay to him a lump sum cash severance amount equal to the sum of his annual base salary as of his last day of active employment and his target bonus. In addition, the Company will continue to maintain and provide to Mr. Holtz continued participation in all group insurance, life insurance, health and accident, disability and other employee benefit plans of the Company in which he would have been entitled to participate had his employment not terminated, at no cost, for a period ending on the earlier to occur of (i) the first anniversary of his last day of employment,
(ii) the date he is employed on a full-time basis by another employer, or (iii) his death, provided the continued participation in such plan is not prohibited by the terms of the plan or for legal reasons. The employment agreement provides that, instead of the foregoing severance benefits, if within 12 months of a change in control of the Company, Mr. Holtz's employment with the Company is terminated by the Company for a reason other than death, disability, cause or retirement or he terminates employment with the Company for good reason or because the Company does not extend the term of the employment agreement pursuant to the automatic renewal provision, the Company will pay to him a lump sum cash payment equal to 2.99 times the sum of his annual base salary as of his last day of active employment and his target bonus. In addition, the Company will continue to maintain and provide to Mr. Holtz continued participation in all group insurance, life insurance, health and accident, disability and other employee benefit plans of the Company in which he would have been entitled to participate in had his employment not terminated, at no cost, for a period ending on the earlier to occur of (i) the fifth anniversary of the employment agreement or (ii) his death, provided the continued participation in such plan is not prohibited by the terms of the plan or for legal reasons. All reasonable fees and expenses incurred by Mr. Holtz as a result of his termination of employment will be paid by the Company. If any payment or benefit provided to Mr. Holtz would be subject to the excise tax under Section 4999 of the Internal Revenue Code, the amounts payable and the benefits provided will be reduced so that no amounts he would receive would be subject to the excise tax under
Section 4999 of the Internal Revenue Code if such reduction would result in him receiving an increased amount on an after-tax basis if no reduction had occurred.

         Mr. Holtz's employment agreement provides that during the term of this agreement, and for the one year period after Mr. Holtz's termination of employment with the Company, Mr. Holtz will be subject to certain covenants not to compete against the Company.

                      EQUITY COMPENSATION PLAN INFORMATION

         The following table provides information as of December 31, 2005 regarding existing compensation plans (including individual compensation arrangements) under which equity securities of the Company are authorized for issuance:

                                             Number of securities to          Weighted-average        Number of securities remaining
                                             be issued upon exercise         exercise price of                 available for
                                             of outstanding options,        outstanding options,           future issuance under
             Plan Category                     warrants and rights          warrants and rights        equity compensation plans (1)
-----------------------------------------    -------------------------    -------------------------    -----------------------------
-----------------------------------------    -------------------------    -------------------------    -----------------------------
Equity compensation plans approved by
   the Company's stockholders                        6,000,676 (2)                   $18.36 (3)                  2,923,033 (4)
Equity compensation plans not
   approved by the Company's                                --                           --                             --
   stockholders                                      _________                     ________                         ______
         Total                                       6,000,676                       $18.36                      2,923,033


(1) Excludes securities to be issued upon the exercise of outstanding options, warrants and rights.

(2) Includes shares underlying 1,250,000 Restricted Units issued in December 2000 under the 2000 Equity Incentive Plan and 750,000 Restricted Units issued in July 2004 under the 2003 Equity Incentive Plan. Each Restricted Unit represents the right to receive one share of our common stock without payment of any exercise price. 750,000 of shares of common stock underlying the Restricted Units granted in 2000 were delivered on January 3, 2006. The remaining awards are comprised entirely of stock options under the Approved Plans.

(3) Excluding the 2,000,000 Restricted Units, the weighted average exercise price was $27.50.

(4) Includes 1,110,129 shares of common stock which remain available for issuance under the Employee Stock Purchase Plan and 1,812,904 shares which remain subject to awards under the other Approved Plans.


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Dr. Auth, Dr. Bradley and Ms. VanLent served as members of the Compensation Committee during 2005. Mr. Neal Moszkowski, a former director of the Company, was a member of the Compensation Committee until May 17, 2005. None of these persons was an officer, employee or former officer of the Company or had any relationship requiring disclosure herein pursuant to Commission regulations. No executive officer of the Company served as a member of a compensation committee or a director of another entity under circumstances requiring disclosure under Commission regulations.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company leases its manufacturing facility in Plainsboro, New Jersey from Plainsboro Associates, a New Jersey general partnership. Ocirne, Inc., a subsidiary of Provco Industries ("Provco"), owns a 50% interest in Plainsboro Associates. Provco's stockholders are trusts whose beneficiaries include the children of Dr. Caruso, the Chairman and a principal stockholder of the Company. Dr. Caruso is the President of Provco. The Company paid $231,000 in rent for this facility during 2005. In October 2005, the Company entered into a lease modification with Plainsboro Associates. The lease modification agreement provides for extension of the term of the lease from October 31, 2012 for an additional five-year period through October 31, 2017 at an annual rate of approximately $272,000 per year. The lease modification agreement also provides a ten-year option for the Company to extend the lease from November 1, 2017 through October 31, 2027 at an annual rate of approximately $296,000 per year.

         The Company leases certain production equipment from Medicus Corporation. The sole stockholder of Medicus is TRU ST PARTNERSHIP, L.P., a

Pennsylvania general partnership. Dr. Caruso is the President of the corporate general partner of TRU ST PARTNERSHIP, L.P. Under the terms of the lease, the Company paid $90,000 to Medicus Corporation during 2005.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The following report of the Compensation Committee is required by the rules of the Commission to be included in this Proxy Statement and addresses the Company's executive compensation policies for the year ended December 31, 2005. This report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), by virtue of any general statement in such filing incorporating this Proxy Statement by reference, except to the extent that the Company specifically incorporates the information contained in this section by reference, and shall not otherwise be deemed filed under either the Securities Act or the Exchange Act.

         GENERAL. The Compensation Committee is responsible for reviewing and approving the compensation of the Chief Executive Officer, the Company's executive officers and all other employees of the Company with a base salary of $250,000 or more. The Compensation Committee manages the Company's equity incentive plans, including the granting of awards under the Company' equity incentive plans.

         The Company's compensation policies for executives are intended to further the interests of the Company and its stockholders by encouraging growth of its business through securing, retaining and motivating management employees of high caliber who possess the skills necessary to the development and growth of the Company. The Compensation Committee is mindful of the need to align the interests of management with the interests of the Company's stockholders. The establishment of the Company's equity-based plans was designed to permit the Company to attract and retain talented managers and motivate such managers to enhance profitability and stockholder returns. The Compensation Committee believes that the utilization of equity-based plans serves the interests of the stockholders by creating an appropriate incentive for employees to identify with the stockholders' interests.

         The Company's compensation package consists of base compensation, performance bonuses, and equity grants (including stock options and restricted equity grants). Together these elements comprise total compensation value. The total compensation paid to the Company's executive officers is influenced significantly by the need to attract management employees with a high level of expertise and to motivate and retain key executives for the long-term success of the Company and its stockholders.

         BASE COMPENSATION. The Compensation Committee establishes annual base salary levels for executives based on competitive data, level of experience, position, responsibility, and individual and Company performance. The Company has sought to align base compensation levels with those of its competitors.

         PERFORMANCE BONUSES. The Company supplements base compensation with awards of performance bonuses in the form of cash or equity awards. Certain executive officers are eligible for a bonus up to a specific percentage of their base salary pursuant to the terms of their employment agreements. In addition, the Company has paid Mr. Paltridge compensation that is based upon the sales of certain products and meeting certain corporate objectives.

         EQUITY AWARDS. The Company has granted equity awards to its executive management under its equity award plans. These grants are intended to bring the total compensation to a level that the Company believes is competitive with amounts paid by the Company's competitors and which will offer significant returns if the Company is successful and, therefore, provides significant incentives to devote the effort called for by the Company's strategy. Historically, the Compensation Committee believed that the granting of stock options resulted in executives' interests being directly tied to enhanced stockholder value. Recently, the Compensation Committee began to grant restricted stock (consisting of common stock with vesting and forfeiture provisions) to provide the executive management team with a strong incentive to perform in a manner that will benefit the long-term success of the Company and its stockholders. In addition, shares of performance stock (consisting of the right to acquire common stock at a later date if performance related measures are met) were issued to the Company's Executive Vice Presidents in connection with their entering into new employment agreements.

         OTHER BENEFITS. The Company makes available health care benefits, a 401(k) plan and an employee stock purchase plan for executive officers on terms generally available to all Company employees. The Company offers a corporate credit card to executive officers. The Compensation Committee believes that such benefits are comparable to those offered by other companies of similar size.

         CHIEF EXECUTIVE OFFICER COMPENSATION. Mr. Essig served as the Company's President and Chief Executive Officer during 2005 pursuant to an employment agreement, which provided for a base salary of $450,000. Mr. Essig waived his right to receive a cash performance bonus for 2005. Pursuant to the terms of Mr. Essig's employment agreement with the Company, the Company is required to make an annual stock option grant to Mr. Essig to purchase between 100,000 and 200,000 shares of common stock. Each stock option granted to Mr. Essig has a ten-year term. In December 2005, Mr. Essig received his annual stock option grant of options to purchase 200,000 shares of common stock. In addition, Mr. Essig's annual compensation was increased to $500,000 in December 2005. For a numerical description of Mr. Essig's compensation in 2005, see "Executive Compensation." The terms of Mr. Essig's employment agreement are described in the section entitled "Executive Compensation-Employment Agreements."

         COMPLIANCE WITH SECTION 162(m). Under Section 162(m) of the Internal Revenue Code, in general, income tax deductions of publicly-traded companies may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and nonqualified benefits paid in 1994 and thereafter) for certain executive officers exceeds $1 million in any one taxable year. However, compensation that qualifies as "performance-based" is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established objective performance goals under a plan approved by stockholders.

         The Compensation Committee does not presently expect total cash compensation payable as salaries and bonuses to exceed the $1 million limit for any individual executive. Having considered the requirements of Section 162(m), the Compensation Committee believes that stock option grants to date meet the requirements that such grants be "performance-based" and are, therefore, exempt from the limitations on deductibility. In addition, the Compensation Committee believes that the performance stock grants awarded to certain executives in 2005 will also meet the requirements of "performance-based" compensation and be exempt from the limitations on deductibility. The Compensation Committee will continue to monitor the compensation levels potentially payable under its cash compensation programs, but intends to maintain the flexibility necessary to provide total cash compensation in line with competitive practices, the Company's compensation philosophy and the Company's best interests.

              The Compensation Committee of the Board of Directors

                                            DAVID C. AUTH, PH.D.
                                            KEITH BRADLEY, PH.D.
                                            ANNE M. VANLENT

                             AUDIT COMMITTEE REPORT

         The following report of the Audit Committee is required by the rules of the Commission to be included in this Proxy Statement. This report shall not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act, by virtue of any general statement in such filing incorporating this Proxy Statement by reference, except to the extent that the Company specifically incorporates the information contained in this section by reference, and shall not otherwise be deemed filed under either the Securities Act or the Exchange Act.

         The purpose of the Audit Committee is to oversee the Company's accounting and financial reporting process and the audits of the Company's financial statements. The Audit Committee operates pursuant to a Charter that the Board amended and restated on March 2, 2004, a copy of which is available on the Company's website.

         As set forth in the Audit Committee Charter, management of the Company is responsible for the preparation, presentation and integrity of the Company's financial statements, the Company's financial reporting process, accounting policies, internal audit function, internal controls and disclosure controls and procedures. The independent registered public accounting firm is responsible for auditing the Company's financial statements and expressing an opinion as to their conformity with generally accepted accounting principles and on management's assessment of the effectiveness of the Company's internal control over financial reporting. The Audit Committee's responsibility is to monitor and oversee this process.

         In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the audited financial statements and management's assessment of the effectiveness of the Company's internal control over financial reporting and the independent registered public accounting firm's evaluation of the Company's internal control over financial reporting. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees," as currently in effect. Finally, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," as currently in effect, has discussed with the independent registered public accounting firm its independence in relation to the Company and has considered the compatibility of non-audit services with such independence. Management has represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles.

         Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements of the Company for the fiscal year ended December 31, 2005 be included in the Company's Annual Report on Form 10-K for such fiscal year, for filing with the Commission.


                  The Audit Committee of the Board of Directors

                                            JAMES M. SULLIVAN
                                            KEITH BRADLEY, PH.D.
                                            ANNE M. VANLENT

                             STOCK PERFORMANCE GRAPH

         The following line graph and table compare, for the period from December 31, 2000 through December 31, 2005, the yearly change in the cumulative total stockholder return on the Company's common stock with the cumulative total return of companies on the Nasdaq Stock Market - U.S. Index and the Nasdaq Medical Devices, Instruments and Supplies, Manufacturers and Distributors Index. The graph assumes that the value of the investment in the Company's common stock and the relevant index was $100 at December 31, 2000 and that all dividends were reinvested. The closing market price of the Company's common stock on December 30, 2005 (the last trading day of 2005) was $35.46 per share.

                               (GRAPHIC OMITTED)

    Comparison of Cumulative Total Return among Integra LifeSciences Holdings
       Corporation, the Nasdaq Medical Devices, Instruments and Supplies, Manufacturers and Distributors Index, and the Nasdaq Stock Market - U.S. Index

                                                          12/00    12/01    12/02   12/03    12/04    12/05
                                                         -------- -------- -------- ------- -------- --------
Integra LifeSciences Holdings Corporation                  $100     $193     $130     $210    $271     $260

Nasdaq Medical Devices, Instruments and Supplies,
Manufacturers and Distributors Index                       $100     $110      $89     $132    $154     $169

Nasdaq Stock Market - U.S. Index                           $100      $79      $55      $82     $89      $91


         The graph and table above depict the past performance of the Company's stock price. The Company neither makes nor endorses any predictions as to future stock performance. The graph and table set forth above shall not be deemed (i) incorporated by reference into any filing under the Securities Act or the Exchange Act by virtue of any general statement in such filing incorporating this Proxy Statement by reference, except to the extent that the Company specifically incorporates the information contained in this section by reference, or (ii) filed under either the Securities Act or the Exchange Act.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information regarding the beneficial ownership of common stock as of February 28, 2006 by: (a) each person or entity known to the Company to be the beneficial owner of more than five percent of the outstanding shares of common stock, based upon Company records or statements filed with the Commission; (b) each of the Company's directors and nominees for directors; (c) each of the Named Officers; and (d) all executive officers, directors and nominees as a group. Except as otherwise indicated, each person has sole voting power and sole investment power with respect to all shares beneficially owned by such person.

                                                                        AMOUNT AND NATURE OF
                                                                        BENEFICIAL OWNERSHIP
                                                                                       PERCENT
      NAME AND ADDRESS OF BENEFICIAL OWNER                            SHARES (1)      OF CLASS
     -------------------------------------------------------------- ---------------- ------------
      David Auth, Ph.D.                                                  90,000 (2)        *

      Keith Bradley, Ph.D.                                               30,000 (3)        *

      Richard E. Caruso, Ph.D.                                        7,200,167 (4)    25.2%

      Stuart M. Essig                                                 1,510,693 (5)     5.2%

      Christian S. Schade                                                     0            *

      James M. Sullivan                                                  72,265 (6)        *

      Anne M. VanLent                                                    21,248 (7)        *

      John B. Henneman, III                                             309,995 (8)     1.1%

      Gerard S. Carlozzi                                                 45,443 (9)        *

      Robert D. Paltridge                                                97,184 (10)       *

      David Holtz                                                       134,961 (11)       *
      All directors, nominees for director and executive officers
      as a group (15 persons)                                           731,179 (12)   32.6%

      FMR Corp.
      82 Devonshire Street
      Boston, MA 02109                                                2,084,855 (13)    7.3%

      George Soros
      888 Seventh Avenue, 33rd Floor
      New York, NY 10106                                              1,745,300 (14)    6.1%

      Provco Leasing Corporation
      209B Bayard Building
      3411 Silverside Road
      Wilmington, DE 19810                                            7,114,543 (15)   25.0%

      TRU ST PARTNERSHIP, L.P.
      795 Lancaster Avenue, Suite 200
      Villanova, PA  19085                                            7,091,205 (16)   25.0%
      T. Rowe Price Associates, Inc.
      100 E. Pratt Street
      Baltimore, MD 21202                                             2,474,400 (17)    8.7%

      William Blair & Company, L.L.C
      222 W. Adams Street
      Chicago, IL 60606                                               2,666,807 (18)    9.4%

 * Represents beneficial ownership of less than 1%.

(1) Shares not outstanding but deemed beneficially owned by virtue of the right of an individual to acquire them within 60 days of February 28, 2006 upon the exercise of an option or other convertible security are treated as outstanding for purposes of determining beneficial ownership and the percentage beneficially owned by such individual.

(2) Includes 40,000 shares that Dr. Auth has the right to acquire within 60 days of February 28, 2006 upon the exercise of options held by him.

(3) Consists of 30,000 shares that Dr. Bradley has the right to acquire within 60 days of February 28, 2006 upon the exercise of options held by him.

(4) Includes 7,091,205 shares held by TRU ST PARTNERSHIP, L.P., a Pennsylvania general partnership ("TRU ST") (also see Note 16 below). Also includes 23,338 shares held by Provco Leasing Corporation ("Provco") of which Dr. Caruso is President and sole director. Provco is the corporate general partner of TRU ST. Dr. Caruso may be deemed to have shared voting and dispositive power over the shares held by TRU ST and Provco. Also includes 85,000 shares that Dr. Caruso has the right to acquire within 60 days of February 28, 2006 upon the exercise of options held by him. Dr. Caruso disclaims beneficial ownership of the shares held by TRU ST, except to the extent of his pecuniary interest therein. Dr. Caruso's address is c/o TRU ST PARTNERSHIP, L.P, 795 Lancaster Avenue, Suite 200, Villanova, PA 19085.

(5) Includes 540,256 shares that Mr. Essig has the right to acquire within 60 days of February 28, 2006 upon the exercise of options held by him and 54,358 shares held by a foundation of which Mr. Essig and his wife are two of the three trustees. Excludes Restricted Units awarded to Mr. Essig in 2000 and 2004, which entitle him to receive an aggregate of 1,250,000 shares of common stock. The Restricted Units held by Mr. Essig do not give him the right to acquire any shares within 60 days of February 28, 2006. Pursuant to the terms of a forward sale contract entered into with Credit Suisse First Boston Capital LLC on December 14, 2004, Mr. Essig is obligated to deliver to Credit Suisse First Boston LLC on March 28, 2013 between 264,550 and 500,000 shares of common stock (or, at the election of Mr. Essig, the cash equivalent of such shares). Mr. Essig retains voting power over these shares pending the settlement of the forward sale contract. Mr. Essig's address is c/o Integra LifeSciences Holdings Corporation, 311 Enterprise Drive, Plainsboro, NJ 08536.

(6) Includes 60,000 shares that Mr. Sullivan has the right to acquire within 60 days of February 28, 2006 upon the exercise of options held by him.

(7) Includes 20,000 shares that Ms. VanLent has the right to acquire within 60 days of February 28, 2006 upon the exercise of options held by her.

(8) Includes 269,876 shares that Mr. Henneman has the right to acquire within 60 days of February 28, 2006 upon the exercise of options held by him.

(9) Includes 43,540 shares that Mr. Carlozzi has the right to acquire within 60 days of February 28, 2006 upon the exercise of options held by him.

(10) Includes 61,912 shares that Mr. Paltridge has the right to acquire within 60 days of February 28, 2006 upon the exercise of options held by him.

(11) Includes 110,431 shares that Mr. Holtz has the right to acquire within 60 days of February 28, 2006 upon the exercise of options held by him.

(12) See Notes 2 through 11 above. Also includes 50,042 shares held by four executive officers of the Company and/or its subsidiaries who are not listed in the above table, as well as 169,181 shares that those officers have the right to acquire within 60 days of February 28, 2006 upon the exercise of options held by them.

(13) Includes 1,378,800 shares beneficially owned by Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp. and a registered investment adviser, as a result of acting as investment advisor to various investment companies. Edward C. Johnson 3d and FMR Corp., through its control of Fidelity, and the funds holding such shares each has sole power to dispose of these shares, but neither Mr. Johnson or FMR Corp. has voting power over these shares. Includes 677,855 shares beneficially owned by Fidelity Management Trust Company, a wholly owned subsidiary of FMR Corp. and a bank, as a result of serving as investment manager of institutional accounts. Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management

         Trust Company, each has sole dispositive and voting power over these shares. Members of the family of Edward C. Johnson 3d, Chairman of FMR Corp., may be deemed to form a controlling group with respect to FMR Corp. Also includes 28,200 shares beneficially owned by Fidelity International Limited ("FIL"), a qualified institution. A partnership controlled predominately by members of the family of Edward C. Johnson 3d owns shares of FIL voting stock with the right to cast approximately 38% of the total votes which may be cast by all holders of FIL voting stock. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in the Schedule 13G/A filed by FMR Corp. with the Commission on February 14, 2006.

(14) Of the 1,745,300 shares reported herein, (i) 1,380,687 shares are held for the account of Quantum Industrial Partners LDC, an exempted limited duration company formed under the laws of the Cayman Islands ("QIP"), and (ii) 364,613 shares are held for the account of SFM Domestic Investments LLC, a limited liability company formed under the laws of the State of Delaware ("SFM Domestic Investments"). QIH Management Investor, L.P. ("QIHMI"), an advisory firm organized as a Delaware limited partnership, is a minority shareholder of, and is vested with investment discretion with respect to, portfolio assets held for the account of QIP. The sole general partner of QIHMI is QIH Management LLC ("QIH Management"), a limited liability company formed under the laws of the State of Delaware. Soros Fund Management LLC ("SFM LLC"), a limited liability company formed under the laws of the State of Delaware, is the sole managing member of QIH Management. Mr. Soros is the Chairman of SFM LLC and, in such capacity, may be deemed to have voting and dispositive power over the shares held for the account of QIP. Mr. Soros is the sole managing member of SFM Domestic Investment and, in such capacity, may be deemed to have voting and dispositive power over the shares held for the account of SFM Domestic Investments. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in the Schedule 13D/A filed by QIP, QIHMI, QIH Management, SFM LLC and Mr. Soros with the Commission on February 14, 2006.

(15) Includes 7,091,025 shares held by TRU ST (see note 16 below), of which Provco is the general corporate partner. Provco may be deemed to have shared voting and dispositive power over these shares.

(16) Pursuant to the terms of a forward sale contract entered into with Credit Suisse First Boston Capital LLC on November 23, 2004, TRU ST is obligated to deliver to Credit Suisse First Boston LLC on January 15, 2013 between 322,581 and 600,000 shares of common stock (or, at the election of TRU ST, the cash equivalent of such shares). TRU ST retains voting power over these shares pending the settlement of the forward sale contract.

(17) T. Rowe Price Associates, Inc. ("T. Rowe Price") has sole dispositive power over all of these shares and has sole voting power over 407,200 of these shares. These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in the Schedule 13G/A filed by T. Rowe Price with the Commission on February 14, 2006.

(18) William Blair & Company, L.L.C. ("William Blair") has sole dispositive and voting power over all of these shares. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in the Schedule 13G/A filed by William Blair with the Commission on February 14, 2006.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires the Company's directors and executive officers, as well as persons beneficially owning more than 10% of the Company's outstanding shares of common stock and certain other holders of such shares (collectively, "Covered Persons"), to file with the Commission, within specified time periods, initial reports of ownership and subsequent reports of changes in ownership of common stock and other equity securities of the Company.

         Based solely upon the Company's review of copies of such reports furnished to it and upon representations of Covered Persons that no other reports were required, to the Company's knowledge all of the Section 16(a) filing requirements applicable to Covered Persons were complied with during 2005.

                              STOCKHOLDER PROPOSALS

         The deadline for stockholders to submit proposals pursuant to Rule 14a-8 of the Exchange Act for inclusion in the Company's proxy statement and form of proxy for the 2007 Annual Meeting of Stockholders is December 13, 2006. Such proposals must be sent to: Integra LifeSciences Holdings Corporation, 311 Enterprise Drive, Plainsboro, New Jersey 08536, Attention: Executive Vice President, Chief Administrative Officer and Secretary. The date after which notice of a stockholder proposal submitted outside of the processes of Rule 14a-8 of the Exchange Act is considered untimely is February 26, 2007. If notice of a stockholder proposal submitted outside of the processes of Rule 14a-8 of the Exchange Act is received by the Company after February 26, 2007, then the Company's proxy for the 2007 Annual Meeting of Stockholders may confer discretionary authority to vote on such matter without any discussion of such matter in the proxy statement for such annual meeting of stockholders.


                                  OTHER MATTERS

         A copy of the Company's 2005 Annual Report to Stockholders is being mailed simultaneously herewith to stockholders but is not to be regarded as proxy solicitation material. In addition, our Code of Conduct, which applies to all of the Company's directors and officers, and the charters for each of our Audit, Compensation, and Nominating and Corporate Governance Committees are accessible via our website at www.integra-LS.com through the "Investor Relations" link under the heading "Corporate Governance."

         The Company, upon request, will furnish to record and beneficial holders of its common stock, free of charge, a copy of its Annual Report on Form 10-K (including financial statements and schedules, but without exhibits) for the fiscal year ended December 31, 2005. Copies of exhibits to the Form 10-K also will be furnished upon request and the payment of a reasonable fee. All requests should be directed to the investor relations department, at the offices of the Company set forth on page one of this Proxy Statement.

                                       By order of the Board of Directors,
                                       /s/ John B. Henneman, III
                                       -----------------------------------
Plainsboro, New Jersey                 John B. Henneman, III
April 12, 2006                         Secretary

                        ANNUAL MEETING OF STOCKHOLDERS OF

                    INTEGRA LIFESCIENCES HOLDINGS CORPORATION

                                  May 17, 2006







                           Please date, sign and mail
                             your proxy card in the
                            envelope provided as soon
                                  as possible.



      Please detach along perforated line and mail in the envelope provided
--------------------------------------------------------------------------------

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND FOR
  PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
            PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [ ]
--------------------------------------------------------------------------------

1. Election of Directors:                                        2.   Proposal to ratify the appointment       For  Against Abstain
                                                                      of PricewaterhouseCoopers LLP as         [ ]    [ ]    [ ]
                                                                      independent registered public accounting
                                                                      firm for the current fiscal year.

                                    Nominees:
[ ] FOR ALL NOMINEES            [ ] Keith Bradley
                                [ ] Richard E. Caruso
[ ] WITHHOLD AUTHORITY          [ ] Stuart M. Essig                   In their discretion, the Proxies are authorized to the extent
     FOR ALL NOMINEES           [ ] Christian S. Schade               permitted by the rules of the Securities and Exchange
                                [ ] James M. Sullivan                 Commission, to vote upon such other business as may properly
[ ] FOR ALL EXCEPT              [ ] Anne M. VanLent                   come before the meeting or any adjournment or postponement
   (See instructions below)                                           thereof.

INSTRUCTIONS: To withhold authority to vote for any
individual nominee(s), mark `FOR ALL EXCEPT" and
fill in the box next to each nominee you wish to
withhold, as shown here:[X]
----------------------------------------------------





--------------------------------------------------------------------------------
To change the address on your account, please check the box at right and indicate your new address in the space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
--------------------------------------------------------------------------------



--------------------------------------    ----------    --------------------------------------    ----------
Signature of Stockholder                  Date          Signature of Stockholder                  Date



Note: Please sign exactly as your name or names appear on the Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, sign in partnership name by authorized person.
























                                   PROXY CARD

                    INTEGRA LIFESCIENCES HOLDINGS CORPORATION
                              311 ENTERPRISE DRIVE
                          PLAINSBORO, NEW JERSEY 08536
        PROXY - Annual Meeting of Stockholders - Wednesday, May 17, 2006
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Stuart M. Essig and John B. Henneman, III as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all the shares of Common Stock of Integra LifeSciences Holdings Corporation (the "Company") held of record by the undersigned on April 5, 2006 at the Annual Meeting of Stockholders to be held on Wednesday, May 17, 2006 or at any adjournment or postponement thereof.

         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF PROPOSAL 2, FOR ALL NOMINEES LISTED FOR ELECTION OF DIRECTORS UNDER PROPOSAL 1; AND IN ACCORDANCE WITH THE PROXIES' JUDGMENT UPON OTHER MATTERS PROPERLY COMING BEFORE THE MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.


                                (Continued and to be signed on the reverse side)